As filed with the Securities and Exchange Commission on July 23, 2019

Registration No. 333-216585

Registration No. 333-209614

Registration No. 333-183290

Registration No. 333-176438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-216585

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-209614

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-183290

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-176438

UNDER

THE SECURITIES ACT OF 1933

THIRD COAST MIDSTREAM, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0855785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas (Address of Principal Executive Offices)	77042 (Zip Code)

AMERICAN MIDSTREAM PARTNERS, LP AMENDED AND RESTATED 2014 LONG TERM INCENTIVE PLAN

THIRD AMENDED AND RESTATED AMERICAN MIDSTREAM GP, LLC LONG-TERM INCENTIVE PLAN

SECOND AMENDED AND RESTATED AMERICAN MIDSTREAM GP, LLC LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED AMERICAN MIDSTREAM GP, LLC LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Christopher B. Dial

Senior Vice President, General Counsel

2103 CityWest Blvd., Bldg 4, Suite 800

Houston, Texas 77042

(Name and Address of Agent For Service)

(346) 241-3400

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Hillary Holmes

Gibson, Dunn & Crutcher LLP

811 Main St.

Houston, Texas 77002

(346) 718-6602

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of the Registrant (as defined below) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-216585), registering 312,736 common units representing limited partner interests (the “Common Units”) of the Registrant under the American Midstream Partners, LP Amended and Restated 2014 Long Term Incentive Plan filed on March 9, 2017.

•

Registration Statement on Form S-8 (File No. 333-209614), registering 6,000,000 Common Units under the Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan filed on February 19, 2016.

•

Registration Statement on Form S-8 (File No. 333-183290), registering 871,750 Common Units under the Second Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan filed on August 13, 2012.

•	Registration Statement on Form S-8 (File No. 333-176438), registering 303,602 Common Units under the Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan filed on August 23, 2011.

Pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2019 (the “Merger Agreement”), by and among Anchor Midstream Acquisition, LLC (“Parent”), Anchor Midstream Merger Sub, LLC (“Merger Sub”), High Point Infrastructure Partners, LLC, American Midstream Partners, LP (the “Partnership”) and American Midstream GP, LLC, the general partner of the Partnership (“Partnership GP”), Merger Sub merged with and into the Partnership on July 23, 2019 (the “Merger”). Following the Merger, (i) the Partnership was converted from a limited partnership to a limited liability company under the laws of Delaware and changed its name to Third Coast Midstream, LLC (together with the Partnership, as predecessor, the “Registrant”), (ii) Partnership GP changed its name to Third Coast Midstream Holdings, LLC, and (iii) Parent merged with and into Partnership GP, with Partnership GP surviving as the sole member of the Registrant.

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized.

July 23, 2019
THIRD COAST MIDSTREAM, LLC

	By:	/s/ Christopher B. Dial
	Name:	Christopher B. Dial
	Title:	Senior Vice President & General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.